Exhibit 4.1

AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED PREFERRED SHARES RIGHTS AGREEMENT (this “Amendment”), dated as of June 29, 2009, between Cell Genesys, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as successor rights agent to Fleet National Bank (the “Rights Agent”), amends that certain Amended and Restated Preferred Shares Rights Agreement, dated as of July 27, 2000 (the “Rights Agreement”).

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and between the Company and BioSante Pharmaceuticals, Inc., a Delaware corporation (“Parent”);

WHEREAS, the Merger Agreement provides for the acquisition by Parent of the Company by means of a direct merger of the Company into Parent (the “Merger”), as a result of which (i) each outstanding share of common stock of the Company (the “Shares”) will be converted into the right to receive a number of shares of the Common Stock of Parent (the “Parent Common Stock”) equal to 0.1615 of a share of Parent Common Stock (the “Exchange Ratio”), which may be adjusted pursuant to the Merger Agreement, (ii) the Specified Company Stock Options (as defined in the Merger Agreement) will be assumed and converted into options to acquire Parent Common Stock on the basis of the Exchange Ratio, and (iii) all Company Stock Options (as defined in the Merger Agreement) other than Specified Company Stock Options will terminate at the effective time of the Merger;

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth below, (ii) approved this Amendment and (iii) authorized its appropriate officers to execute and deliver the same to the Rights Agent;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to execute this Amendment; and

WHEREAS, the Distribution Date has not yet occurred.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(a) of the Rights Agreement is amended by adding the following clause at the end of Section 1(a):

“Additionally, BioSante Pharmaceuticals, Inc., a Delaware corporation (“BioSante”), or any Affiliate or Associate thereof, notwithstanding anything in this Agreement to the contrary, shall not be deemed to be an “Acquiring Person (and no Distribution Date or Triggering Event shall be deemed to occur) as a result of (A) the approval, execution or delivery of that certain Agreement and Plan of Merger, dated as of June 29, 2009, by and between the Company and BioSante (as the same may be amended from time to time, the “Merger Agreement”), including the approval, execution and delivery of any amendments thereto, (B) the approval, execution or delivery of that certain voting undertaking by and between the Company, BioSante and Stephen A. Sherwin, M.D. (the “Voting Undertaking”); (C) the consummation of the Merger (as defined in the Merger Agreement), (D) the conversion of shares pursuant to the Merger Agreement, (E) the announcement of the Merger Agreement or the Merger (as defined in the Merger Agreement), or (F) the consummation of any other transaction contemplated by the Merger Agreement.”

2. Section 1(r) of the Rights Agreement is amended and restated in its entirety to read as follows:

““FINAL EXPIRATION DATE” shall mean the earlier to occur of (i) July 27, 2010 or (ii) immediately prior to the Effective Time (as such term is defined in the Merger Agreement) of the Merger.”

3. Section 1(hh) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) approval, execution or delivery of the Voting Undertaking, (iii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iv) the conversion of shares pursuant to the Merger Agreement, (v) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement), or (vi) the consummation of any other transaction contemplated by the Merger Agreement.”

4. Section 26 of the Rights Agreement is hereby amended to update the contact information for the Company, Company counsel and the Rights Agent as follows:

Company:

Cell Genesys, Inc.

400 Oyster Point Boulevard, Suite 525

South San Francisco, CA 94080

Attention: President

With copies to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Facsimile No: (415) 616-1199

Email:

Attention: Michael J. Kennedy, Esq.

Michael S. Dorf, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Facsimile No: (650) 473-2601

Email:

Attention: Sam Zucker, Esq.

Eric C. Sibbitt, Esq.

Rights Agent:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Client Services

5. A new Section 35 shall be added and shall read as follows:

“Section 35. TERMINATION. Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire. The Company shall notify the Rights Agent as soon as possible following the occurrence of the Effective Time.”

6. This Amendment shall become effective upon execution of the Merger Agreement by the Company and BioSante. In the event that the Merger Agreement is terminated by the Company or BioSante in accordance with its terms, the provisions of paragraphs 1, 2, 3, 4 and 5 of this Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent, and the Company shall notify the Rights Agent of such repeal and deletion as soon as possible following such termination.

7. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

8. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

10. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

11. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

12. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

CELL GENESYS, INC.
a Delaware corporation

By:	/s/ Sharon E. Tetlow
Name:	Sharon E. Tetlow
Title:	Senior Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Martin (Jay) J. McHale, Jr.
Name:	Martin (Jay) J. McHale, Jr.
Title:	President, US Equity Services